Senior Executive Severance Policy
Release Date: May 18, 2020
Senior Executives (defined as SVPs and above) who do not have an Employment Agreement will receive severance pursuant to the following guidelines:
1.The Senior Executive is involuntarily terminated not for Cause (see below).
2.One year of their normal base salary, payable over the period of twelve months in substantially equal bi-monthly installments in accordance with the Company’s payroll practices.
3.An amount equal to the Pro-rata bonus for the fiscal year in which the Date of Termination occurs, determined by pro-rating the Bonus the Senior Executive would have received had the they been employed through the payment date of any such bonus (the pro-ration will be a fraction whose numerator is the number of days the Senior Executive was employed by the Corporation that fiscal year through the termination date and the denominator is 365), payable at the same time as bonuses are paid to other then-current officers of the Corporation under the then-applicable Short Term Plan for the fiscal year in which the Date of the Termination occurs. The maximum payout, prior to pro-ration, will be at Target.
4.One-year COBRA supplement (the Corporation will pay the employer portion of the Employee’s COBRA premiums for health, dental and vision insurance coverage under the Corporation’s group heal, dental and vision insurance plans). This amount, if any, is payable over a period of twelve months in substantially equal bi-monthly installments in accordance with the Company’s payroll practices.
5.Continuation of Group Executive Medical Expense Reimbursement Policy for one year past termination.
6.Notwithstanding the one-year time frame, the benefits in items 4 and 5 will cease once the Senior Executive is eligible to be covered under the health and/or dental insurance policy of a new employer and/or ceases to participate, for whatever reason, in the Corporation’s group insurance plans.
Both payments are subject to statutory deductions. Timing of any severance payment is subject to various laws, including but not limited to the Minnesota Human Rights Act, IRS and Treasury Regulations.
Severance under this policy is subject to the following conditions:
1.The Senior Executive is not terminated for cause. Cause means: (a) acts resulting in a felony conviction under any federal or state statutes which is materially detrimental to the financial interests of the company; (b) willful non-performance by the employee of the employee’s material employment duties (other than by reason of the employee’s physical and/or mental incapacity) after reasonable notice to the employee and reasonable opportunity (not less than 30 days) to cease such non-performance; or (c) willfully engaging in fraud or gross misconduct which is detrimental to the financial interests of the company.
2.The Senior Executive signing and not revoking a release of claims in a form prescribed by the Corporation and remaining in strict compliance with the terms of that Agreement, which will include a 12-month non-competition and non-solicitation period.
3.No severance will be paid in the event of voluntary termination, death or disability.
This policy is effective immediately upon release.